Exhibit 99.1

NOWTRANSIT INC

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD

ON JULY 24, 2019AT MANCHESTER, 20, AYRES ROAD, ENGLAND, M16 9NB.

Present: Ivan Homici

Ivan Homicitook the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES:

WHEREASasolesubscriberhasagreedtosubscribeforthe sharesofcommonstock in the capital of theCompany in exchange for his efforts in providing services to NowtransitInc,such as incorporation, organizational services and preparation of corporate documents; and payments of corporate expenses.

UPON MOTION, IT WAS RESOLVED that 2,800,000 shares of common stock in the capital of the Company have been subscribed to Mr. Ivan Homiciat a price of $0,001 per share to be issued and fully paid and non-assessable to thesubscriber.

Name of Subscriber                        Number of Shares

1. Ivan Homici               2,800,0000

The listed subscriber currently is the sole shareholder of the company and there are no other shareholders.

TERMINATION OF MEETING:

UPON MOTION, IT WAS RESOLVED that the Meeting terminates.

                           /s/ Ivan Homici
Ivan Homici, Recording Secretary